Exhibit 99.1

Tel-Instrument ('TIK') Announces $2.17 Million Navy Purchase Order

CARLSTADT, N.J.--(BUSINESS WIRE)--Tel-Instrument Electronics Corp (AMEX: TIK) is pleased to announce that it has been awarded a $2.17 million purchase order from the U.S. Navy for 83 AN/USM-708 (CRAFT) flight line test sets and associated documentation. This increases the number of pilot production orders from 15 to 98 units. This order is expected to be substantially completed during the 2008 calendar year.

As announced on February 29, 2008, total maximum order quantities for this indefinite-delivery/indefinite-quantity (IDIQ) AN/USM-708 contract were recently increased by the Navy from 750 units to 1,200 units, with the maximum contract value increasing to approximately $27 million.

About Tel-Instrument:

Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of identification, navigation, and communication test equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600